Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	John R. Hawkins
Chief Executive Officer
November 9, 2007		612/617-8532
Hawkins, Inc.		john.hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Jennifer A. Weichert
http://www.hawkinsinc.com		Weichert Financial Relations, Inc.
612/810-0515
jweichert@comcast.net

HAWKINS, INC. ANNOUNCES DEPARTURE

OF CHIEF FINANCIAL OFFICER

Minneapolis, MN, November 9, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced that Marvin Dee will leave his position as Chief Financial Officer of Hawkins effective December 31, 2007 to pursue other business interests.

Chief Executive Officer, John R. Hawkins, commented, “We appreciate Marv’s contributions to the Company and wish him the best in the future. We have begun the process to identify his replacement and plans for an orderly transition are in place.”

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates sixteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, as updated by subsequent SEC filings.